Contacts:	A. Vincent Siciliano, President and CEO
858-875-2005 James Burgess, EVP and Chief Financial Officer 858-875-2008

NEWS RELEASE

1st Pacific Bancorp Reports 2007 Profits of $2.5 Million, or $0.52 per Share

A Year of Accomplishments Accented by Acquisition

SAN DIEGO, CA — February 6, 2008 — 1st Pacific Bancorp (NASDAQ: FPBN), the holding company for 1st Pacific Bank of California, today reported profits in 2007 that reflect its acquisition of Landmark National Bank and the costs associated with establishing a broader operational platform to support future growth. Net income totaled $2.5 million, or $0.52 per diluted share, in 2007 compared with $3.2 million, or $0.76 per diluted share, in 2006. Fourth-quarter 2007 net income totaled $443,100, or $0.09 per share, compared with $788,500, or $0.19 per share in the fourth quarter a year ago. In connection with the July 2007 acquisition of Landmark, 1st Pacific issued 1 million shares resulting in a 23% increase in the number of average diluted shares outstanding compared to fourth quarter 2006.

“We accomplished a great deal in 2007 to expand our franchise and establish a first-class operational platform,” stated Vincent Siciliano, president and chief executive. “While the short-term costs of the acquisition impacted earnings in the second half of the year, we remain confident that the Landmark acquisition will begin to contribute to profitability in 2008 and the operational improvements accomplished in 2007 will support growth over the next several years. In addition to the integration of Landmark’s operations into 1st Pacific’s, in 2007 we completed the bank-holding company’s reorganization, relocated two banking offices, centralized our administrative and support departments into one headquarters location, completed a systems conversion, introduced new banking products, welcomed new board members and listed our stock on NASDAQ Global Market.

Our management team is mindful of the challenges facing the banking industry in 2008. We anticipate that loan and deposit growth will likely be at a slower rate than growth posted in previous years. With the recent acquisition of Landmark, 1st Pacific Bancorp is better positioned to capture the ongoing growth opportunities in San Diego county — one of the most vibrant and diversified markets in the country. In the first quarter of 2008, we are on track to open a limited service banking facility in downtown San Diego. 1st Pacific’s goal is to be the leading commercial community bank to small and mid-sized businesses in our region,” added Siciliano.

Fourth-Quarter 2007 Financial Highlights

•                  Total revenue rose 24%.

•                  Net interest income before the provision for loan losses climbed 23%. Average earning assets were up 36%.

•                  Net interest margin of 4.71% contracted 32 basis points from the third quarter of 2007. Loans structured to include rate floors helped mitigate a cumulative 100 basis point change in the federal funds rate from September 2007 through December 2007.

•                  Assets rose 30% to $414.7 million over the past twelve months.

•                  Loans rose 27% to $349.8 million.

•                  Total deposits climbed 32% to $345.4 million.

•                  The ratio of nonperforming assets as a percent of total assets declined to 1.34% from 1.50% in the third quarter of 2007. On a sequential quarter basis, nonperforming assets were reduced to $5.6 million from $6.3 million.

Review of Operations

Total revenue, consisting of net interest income and non-interest income, increased 24% year over year to $4.9 million for the fourth quarter. For the year ended December 31, 2007, revenue rose 14% to $18.0 million from $15.8 million for the year ended December 31, 2006.

Net interest income before the provision for loan losses increased 23% to $4.7 million compared with $3.8 million in the fourth quarter a year ago. During the quarter, average earnings assets rose 36% year over year, primarily as a result of the Landmark acquisition. On an annual basis, 2007 net interest income rose 13% to $17.2 million compared to $15.2 million. Average earning assets were up 30%.

The increase in fourth quarter net interest income came despite a 49 basis point year-over-year decline in the net interest margin to 4.71%. 1st Pacific’s net interest margin in the fourth quarter a year ago was 5.20% and 5.03% in the third quarter of 2007. The full-year net interest margin was 4.87% in 2007 compared with 5.61% in 2006.

The change in net interest margin for both the quarter and the year reflects a cumulative 100 basis point cut in the federal funds rate. “1st Pacific is able to mitigate changes in short-term interest rates on its net interest margin because many of its loans are structured to include rate floors. Nonetheless, it is difficult to immunize ourselves totally from the cumulative impact of a 100 basis point change in rates in a three-month period. Given the recent cuts in the federal funds rate to 3.00% on January 22, 2008 and January 30, 2008, 1st Pacific proactively re-priced its deposits to partially offset compression of its yield on earning assets,” stated Jim Burgess, chief financial officer.

In the fourth quarter, 1st Pacific recognized a provision for loan loss of $150,000 compared with $10,000 in the year-ago period and $37,000 in the immediate prior quarter.

Non-interest income for the fourth quarter increased 38% to $185,600 from $134,100 for the year-ago quarter. For the full-year 2007, non-interest income was $709,500 versus $538,400, a gain of 32%, from 2006. The increase primarily reflects higher service charges and account fees.

Non-interest expense or operating expense reflects the acquisition of Landmark and associated merger and integration costs. For the year, non-interest expense grew 34% to $13.4 million from $10.0 million. In the fourth quarter, non-interest expense increased 51% to $4.0 compared with $2.6 million in the same quarter a year ago.

Non-interest expense was 1% below the level reported in the third quarter of 2007. In the fourth quarter, 1st Pacific made progress eliminating temporarily elevated expenses associated with the merger and integration of Landmark. Expense for salaries and benefits as well as occupancy and equipment fell 5% from the third quarter of 2007. Other expense rose by 12% from the third quarter of 2007.

•                  Salaries and benefits were $2.1 million for the fourth quarter, down $117,700, or 5%, from the third quarter. 1st Pacific was able to reduce temporary staffing needed to help with the integration of the Landmark acquisition. On a year-over-year basis, salaries and benefits rose 32% and reflect the addition of 30 FTEs (full-time equivalents), or a head-count increase of 39%, associated with the Landmark acquisition. A number of new positions were also added as a result of the bank’s growth. For the year, expense for salaries and benefits was $7.5 million compared with $6.1 million in 2006.

•                  Occupancy and equipment expense totaled $747,700 for the quarter and was down $40,300, or 5%, from the preceding quarter. From year-ago levels, occupancy and equipment rose from $380,200. Annual occupancy and equipment expense totaled $2.3 million, up from $1.5 million one year ago.

•                  Other expense increased $128,600 from the third quarter of 2007 to $1.2 million. Roughly one third of the incrementally higher expense was related to various legal costs. Other costs relate to extraordinary printing expenses associated with the merger and a non-recoverable robbery loss. Non-recurring expenses in the fourth quarter totaled $154,000. For the year ended December 31, 2007, other operating expense rose to $3.6 million from $2.4 million for the year ended December 31, 2006.

Balance Sheet Performance

Total assets increased 30% to $414.6 million at December 31, 2007, representing a $96.2 million gain from year-ago levels of $318.5 million. The increase primarily reflects the addition of assets from the Landmark National Bank acquisition.

Total loans rose 27% to $349.8 million at year-end 2007 from $275.3 million at the end of 2006. Sequentially, loans were equal to levels reported during the third quarter of 2007; however, the mix of loans changed. 1st Pacific Bank grew commercial loans and reduced its exposure to construction & land (C&L). Specifically, commercial loans were 22% of total loans compared with 20% in the third quarter of 2007 and C&L fell to 36% from 38%. Residential and commercial real estate was 34% down from 35% last quarter; both small business administration and consumer loans remained unchanged at 5% and 3%, respectively. “1st Pacific is actively managing its loan portfolio to reduce its aggregate exposure to areas such as construction and land development. 1st Pacific does not engage in residential mortgage lending, and consequently, has no sub-prime mortgages in its portfolio,” Siciliano added.

Nonperforming assets totaled $5.6 million, or 1.34% of total assets at December 31, 2007. Compared with the immediate preceding quarter, nonperforming assets, which represented 1.50% of total assets, were reduced by $782,000. “We anticipate that the level of nonperforming assets will be manageable going forward primarily due to our strong underwriting. In the first quarter of 2008, as in the fourth quarter of 2007, we expect certain nonperforming loans to pay off or be reduced, but other nonperforming loans are likely to be identified given the current environment,” commented Jim Burgess.

1st Pacific added $150,000 its loan loss provision for the fourth quarter ended December 31, 2007. After net loan charge-offs of $98,000, 1st Pacific’s allowance for total loan losses was $4.5 million, or 1.29% of total loans, compared with $3.3 million, or 1.18%, in the fourth quarter of 2006. The allowance for loans losses in the third quarter of 2007 was $4.5 million or 1.28% of total loans.

Deposits were up 32% to $345.3 million at year-end 2007 reflecting an $83.5 million increase from twelve months ago, primarily reflecting the deposits added through the Landmark acquisition.

Shareholders’ equity rose 73% year over year. At December 31, 2007, shareholders’ equity was $45.0 million versus $25.9 million at the end of 2006. The $19.0 million gain in equity reflects the shares issued in the July 2007 acquisition of Landmark National Bank. In connection with the acquisition, 1st Pacific paid $8.6 million in cash and issued 1.0 million shares of common, resulting in $15.9 million of additional equity. The acquisition added $12.1 million to goodwill and other intangibles. Tangible book value per share totaled $6.68 at December 31, 2007, versus $6.67 a year ago.

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s leading local business bank. The bank offers a full complement of business products and services to meet the financial needs of professional firms, small- to mid-sized businesses, their owners and the people who work there. Including its recent acquisition of Landmark National Bank, 1st Pacific Bank has a total of eight banking offices located in San Diego County: one each in the University Towne Center area, the Tri-Cities area of Oceanside, Mission Valley, the Inland North County, El Cajon, La Jolla Village, Solana Beach and Downtown San Diego. For additional information, visit the company’s website at www.1stpacbank.com.

Safe Harbor Statement. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by 1st Pacific Bancorp with the Federal Reserve Board. 1st Pacific Bancorp undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

1st Pacific Bancorp
CONSOLIDATED BALANCE SHEETS

(unaudited)				Annual
	Dec 31, 2007	Sept 30, 2007	Dec 31, 2006	% Change
ASSETS
Cash and due from banks	$6,397,189	$8,050,507	$9,099,447	(30)%
Federal funds sold	11,160,000	22,390,000	20,985,000	(47)%
Total cash and cash equilvalents	17,557,189	30,440,507	30,084,447	(42)%

Investment securities available for sale	23,901,429	17,604,764	8,998,338	166%
FRB, FHLB and other equity stock, at cost	3,184,200	3,439,750	2,086,850	53%

Construction & land	125,661,143	132,666,956	116,389,134	8%
Residential & commercial RE	120,530,541	121,601,613	81,130,349	49%
SBA 7a & 504 loans	15,880,428	16,727,294	19,883,247	(20)%
Commercial loans	77,581,769	70,201,589	52,796,722	47%
Other consumer	10,164,841	8,930,280	5,066,085	101%
Total loans and leases	349,818,722	350,127,732	275,265,537	27%
Allowance for loan losses	(4,516,625)	(4,464,714)	(3,251,002)
Total loans and leases, net	345,302,097	345,663,018	272,014,535	27%

Premises and equipment, net	4,094,785	3,847,837	1,604,318	155%
Goodwill and other intangible assets	11,932,086	12,090,626	0
Accrued interest and other assets	8,675,539	8,097,004	3,676,110	136%

Total assets	$414,647,325	$421,183,506	$318,464,598	30%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$73,366,761	$78,140,129	$46,099,641	59%
Interest bearing checking	16,344,597	17,376,099	13,323,197	23%
Savings and money market	98,639,209	100,729,028	87,783,374	12%
Time deposits	157,011,040	155,912,934	114,632,266	37%
Total deposits	345,361,607	352,158,190	261,838,478	32%

Subordinated debentures	10,155,000	10,155,000	5,000,000	103%
Other borrowed money	10,000,000	10,000,000	24,010,000	(58)%
Accrued interest and other liabilities	4,156,771	4,568,134	1,679,866	147%
Total liabilities	369,673,378	376,881,324	292,528,344	26%

Shareholders’ equity:
Common stock and additional paid-in capital	37,378,697	37,019,375	20,741,995	80%
Retained earnings	7,649,040	7,205,963	5,183,858	48%
Accumulated other comprehensive income (loss)	(53,790)	76,844	10,401
Total shareholders’ equity	44,973,947	44,302,182	25,936,254	73%

Total liabilities and shareholders’ equity	$414,647,325	$421,183,506	$318,464,598	30%

1st Pacific Bancorp
CONSOLIDATED REPORTS OF INCOME

(unaudited)
	QUARTER ENDED DECEMBER 31:			YEAR ENDED DECEMBER 31:
	2007	2006	% Chg	2007	2006	% Chg

INTEREST INCOME
Loans, including fees	$7,273,105	$6,031,359	21%	$27,241,609	$22,435,496	21%
Investment securities	388,761	137,925	182%	984,163	374,560	163%
Federal funds sold	248,758	170,458	46%	975,655	649,660	50%
Total interest income	7,910,624	6,339,742	25%	29,201,427	23,459,716	24%

INTEREST EXPENSE
Deposits	2,909,219	2,249,222	29%	10,747,435	7,563,110	42%
Subordinated debt and other borrowings	297,920	281,521	6%	1,212,927	653,813	86%
Total interest expense	3,207,139	2,530,743	27%	11,960,362	8,216,923	46%

Net interest income	4,703,485	3,808,999	23%	17,241,065	15,242,793	13%

Provision for loan losses	150,000	10,000	1400%	338,000	444,000	(24)%

Net interest income after provision
for loan losses	4,553,485	3,798,999	20%	16,903,065	14,798,793	14%

NON-INTEREST INCOME
Service charges, fees and other income	185,624	95,565	94%	581,255	395,676	47%
Brokered loan fees and gains on loan sales	0	38,492	(100)%	128,283	142,762	(10)%
Total non-interest income	185,624	134,057	38%	709,538	538,438	32%

NON-INTEREST EXPENSE
Salaries and benefits	2,063,900	1,560,551	32%	7,459,716	6,075,991	23%
Occupancy and equipment	747,683	380,241	97%	2,337,517	1,536,809	52%
Other expense	1,158,180	694,210	67%	3,604,388	2,359,961	53%
Total non-interest expense	3,969,763	2,635,002	51%	13,401,621	9,972,761	34%

Income before income tax expense	769,346	1,298,054	(41)%	4,210,982	5,364,470	(22)%

Income tax expense	326,269	509,553	(36)%	1,745,801	2,188,953	(20)%

NET INCOME	$443,077	$788,501	(44)%	$2,465,181	$3,175,517	(22)%

Basic earnings per share	$0.09	$0.20	(56)%	$0.56	$0.82	(32)%
Diluted earnings per share	$0.09	$0.19	(54)%	$0.52	$0.76	(31)%
Average shares outstanding	4,920,795	3,873,532	27%	4,405,191	3,865,330	14%
Average diluted shares outstanding	5,186,741	4,215,993	23%	4,715,218	4,193,154	12%

1st Pacific Bancorp
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly				12 Months Year-To-Date
(uaudited)	2007	2007	2006	Annual			Annual
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	4th Qtr	% Chg	2007	2006	% Chg

EARNINGS
Net interest income	$4,703	$5,032	$3,809	23%	$17,241	$15,243	13%
Provision for loan losses	$150	$37	$10	1400%	$338	$444	(24)%
Non-interest income	$186	$178	$134	38%	$710	$538	32%
Non-interest expense	$3,970	$3,999	$2,635	51%	$13,402	$9,973	34%
Net income	$443	$685	$789	(44)%	$2,465	$3,176	(22)%
Basic earnings per share	$0.09	$0.14	$0.20	(56)%	$0.56	$0.82	(32)%
Diluted earnings per share	$0.09	$0.13	$0.19	(54)%	$0.52	$0.76	(31)%
Average shares outstanding	4,920,795	4,910,354	3,873,532	27%	4,405,191	3,865,330	14%
Average diluted shares outstanding	5,186,741	5,212,129	4,215,993	23%	4,715,218	4,193,154	12%

PERFORMANCE RATIOS
Return on average assets	0.42%	0.66%	1.04%		0.67%	1.13%
Return on average common equity	3.91%	6.20%	12.32%		6.96%	13.25%
Net interest margin (fully tax-equivalent)	4.71%	5.03%	5.20%		4.87%	5.61%
Efficiency ratio	81.20%	76.76%	66.83%		74.66%	63.19%
	.
CAPITAL
Tangible equity to assets	8.20%	7.87%	8.14%		8.20%	8.14%
Tangible book value per share	$6.68	$6.55	$6.67	0%	$6.68	$6.67	0%

ASSET QUALITY
Net loan charge-offs (recoveries)	$98	$(0)	$1		$98	$2
Allowance for loan losses	$4,517	$4,465	$3,251	39%	$4,517	$3,251	39%
Allowance for losses to total loans	1.29%	1.28%	1.18%		1.29%	1.18%
Nonperforming loans	$5,554	$6,336	$—		$5,554	$—
Other real estate owned	$—	$—	$—		$—	$—
Nonperforming assets to total assets	1.34%	1.50%	0.00%		1.34%	0.00%
	.
END OF PERIOD BALANCES
Total loans	$349,819	$350,128	$275,266	27%	$349,819	$275,266	27%
Total assets	$414,647	$421,184	$318,465	30%	$414,647	$318,465	30%
Deposits	$345,362	$352,158	$261,838	32%	$345,362	$261,838	32%
Shareholders’ equity	$44,974	$44,302	$25,936	73%	$44,974	$25,936	73%
Full-time equivalent employees	107	101	77	39%	107	77	39%

AVERAGE BALANCES
Total loans	$345,918	$352,384	$266,602	30%	$315,410	$250,369	26%
Earning assets	$396,221	$397,059	$290,730	36%	$354,009	$271,819	30%
Total assets	$423,198	$412,800	$299,530	41%	$370,514	$280,328	32%
Deposits	$352,717	$354,492	$253,378	39%	$310,654	$243,688	27%
Shareholders’ equity	$44,905	$43,840	$25,389	77%	$35,431	$23,959	48%

Note: Transmitted on PrimeNewswire on February 6, at 5:30a.m. Pacific Daylight Time.